Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Steel Newco Inc. of our report dated January 6, 2025, relating to the consolidated financial statements of Bankers Healthcare Group, LLC and Subsidiaries as of September 30, 2024 and 2023 and for each year in the three-year period ended September 30, 2024, appearing as Exhibit 99.1 to the Annual Report on Form 10-K of Pinnacle Financial Partners, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York
September 26, 2025